EXHIBIT 10(l) Employment Agreement dated January 15, 2001 between the Registrant and Leonard M. Snyder.

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT, made and entered into as of the 15th day of January, 2001 ("Agreement"), by and between One Price Clothing Stores, Inc., a Delaware corporation with its principal place of business in Spartanburg County, South Carolina, hereinafter referred to as "Employer," and Leonard M. Snyder, currently a resident of Tucson, Arizona, hereinafter referred to as "Employee."

                              W I T N E S S E T H :

      For and in consideration of the mutual covenants and promises of the parties hereto and the benefits inuring to the parties hereto, Employer and Employee agree as follows:

      1. EMPLOYMENT. Subject to the terms and conditions of this Agreement, Employer employs Employee on an interim basis as its Executive Chairman and Chief Executive Officer, and Employee accepts such employment with Employer. The employment hereunder shall commence as of the date hereof, January 15, 2001, and shall continue for a term of not less than six months (the "Minimum Term"). At the option of the Company, such Minimum Term may be extended for up to two additional three-month periods (("Extension Period(s)).

      2. DUTIES OF EMPLOYEE. Employee shall serve Employer faithfully and to the best of his ability. Employee shall devote at least three full business weeks per month on the Company's business, of which a minimum of ten business days per month shall be at the headquarters office of the Company in Duncan, South Carolina. It is expressly understood that Employee currently serves as a member of the Board of Directors of two other companies and on committees of such boards and it is agreed that Employee may continue to serve as a member of such Boards of Directors and on committees of the boards of these two companies.

      3. RESPONSIBILITIES, AUTHORITY AND REPORTING. Employee shall have all the responsibilities and authority normally accorded an Executive Chairman and Chief Executive officer of a public company. In addition, Employee shall work closely with the Board of Directors ("Board"), or a committee or individual assigned by the Board, in the search, selection and ultimate employment of a full-time Chief Executive Officer. Employee is also charged with the immediate task of finalizing and implementing any action steps ultimately approved by the Board regarding the store portfolio analysis and cost reduction initiatives currently under consideration. Employee shall report to the Governance Committee of the Board or such other Committee as may be designated by the Board from time to time.

      4. COMPENSATION AND BENEFITS.

                  (a) Salary. For all services rendered to Employer under this Agreement, Employer shall pay Employee a monthly base salary of $41,667 for the Minimum Term and any Extension Period(s). Such salary shall be payable in bi-weekly installments in accordance with the usual payroll practices of Employer, less all legally required deductions. In the event a permanent Chief Executive Officer is employed prior to the end of the Minimum Term or any applicable Extension Period(s), and the Company has accepted Employee's resignation and appointed him Non-Executive Chairman as contemplated, then Employee shall continue to receive the compensation of $41,667 per month provided for in this section through the remainder of the Minimum Term or any such applicable Extension Period. It is understood that any compensation payable to Employee once he has resigned and assumed the position of Non-Executive Chairman shall commence only following the final payment due as an Employee at the end of the Minimum Term (or any applicable Extension Period(s)). In this respect it is also understood that any compensation payable to Employee as Interim Executive Chairman


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                  and Chief Executive Officer shall not overlap with that
                  payable as Non-Executive Chairman.

            (b) Bonus. In view of the interim nature of this employment arrangement, and as an inducement for Employee to terminate existing consulting and related activities, Employee shall receive a lump-sum signing bonus of $50,000 at the commencement of his employment. In addition, Employee shall receive a performance bonus of $40,000 upon successful implementation of the action steps approved by the Board regarding the store portfolio analysis and cost reduction program referred to in Article 3, above. Such performance bonus shall be payable at the end of the Minimum Term or earlier to the extent earned upon early termination without "Cause" (as hereinafter defined), or resignation with the approval of the Company. In the event of extension of this Agreement by the Company beyond the Minimum Term, a separate bonus plan will be negotiated in good faith, taking into consideration such factors as the year-to-date operating results.

            (c) Stock Options. In a desire to directly align Employee's interests with those of the stockholders, Employee shall receive a grant of 50,000 stock options for the purchase of shares of Employer's common stock, with an exercise price equal to the average of the high and low sales price per share of such common stock on the effective the first business day the stock market was open prior to the date of this agreement, January 12, 2001, with all such options vesting at the end of the Minimum Term ((or any applicable Extension Period(s) or upon Employee's resignation with the consent of the Company, whichever shall occur first. In the event Employee is terminated without "Cause," or a "Change of Control" shall have occurred, as hereinafter defined, or Employee shall not have been offered the position of Non-Executive Chairman following appointment of a permanent Chief Executive Officer, then all such options shall vest immediately.

            (d)   Other Benefits.

                  (i) During the term of his employment, Employee shall be entitled to participate in all employee benefits as are customarily provided to its officers by Employer, and to participate in such other employee benefits as may from time to time be instituted by Employer's Board of Directors.

                  (ii) Employee shall be entitled to the equivalent of four (4) weeks of vacation annually, pro-rated for the period he continues to be employed pursuant to this Agreement.

            (e) Moving & Living Expenses. It is understood that Employee will establish temporary lodging near the Company's headquarters and will be commuting, from time to time, to and from his residence in Tucson, Arizona. Employer agrees to reimburse Employee for all reasonable out-of-pocket expenses incurred by either Employee or Employee's spouse as a result of Employee's assumption of employment with the Company, such as the cost of related travel, interim lodging, telephone, car rental expenses and the like. Payment for any such business expenses shall be made bi-weekly, following receipt of appropriate evidence documenting such expenses. In the event reimbursement of such expenses shall be deemed to be taxable to Employee then the Company shall gross-up such reimbursement to compensate for such taxability.

            (f)   Payments Upon Termination.

                  (i) In the event Employee is terminated by Employer while serving as Executive Chairman and Chief Executive Officer prior to the end of the Minimum Term (or any Extension Period) without Cause or if not offered the position of Non-Executive Chairman when a permanent Chief Executive Officer is hired, then Employee shall receive any salary which would otherwise be due for the period remaining in the Minimum Term (or any Extension Period, if applicable), along


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                        with any earned but unpaid bonus and a lump-sum payment
                        of $250,000.

                  (ii) In the event Employee voluntarily terminates his employment with Employer, or is terminated for Cause, he shall be entitled to no additional payment upon such termination other than any then accrued but unpaid salary, vacation pay, or other normal reimbursement items, pursuant to the Employer's normal policies and procedures. "Cause" shall mean (a) commission by Employee of any felony, (b) the commission by Employee of any crime or other activity involving dishonesty or moral turpitude, (c) the engagement by Employee in any act of fraud, misappropriation or similar misfeasance,
                        (d) the engagement by Employee in any activity in contravention of paragraph 5 hereof ("Confidential Information") or any action otherwise resulting in a material adverse effect to Employer, including violation of any material policy of the Employer or (e) gross negligence by Employee under this Agreement.

            (g) Change of Control. In the event the Employee's employment with the Company is terminated by the Employer without Cause, or is terminated by the Employee for "Good Reason", after a "Change of Control" of Employer (an "Employment Event"), then Employer shall pay to Employee $750,000, together with his salary for the remainder of the Minimum Term or any applicable Extension Period(s), in one lump sum. Termination for "Good Reason" shall be deemed to have occurred, and the Employee shall be entitled to the benefits of this provision, if the Employee voluntarily terminates his employment after 30 days written notice to Employer and following the occurrence of any of the following events, provided a "Change of Control" has occurred:

            (i) The assignment to the Employee of any duties inconsistent with the highest position (including status, offices, titles and reporting requirements), authority, duties or responsibilities attained by the Employee during the period of his employment with the Employer or any action by the Employer which results in a material diminishment in such position, authority, duties or responsibilities as were in effect immediately prior to the Change of Control.

(ii) A decrease in the Employee's compensation (including base salary, bonus or fringe benefits); or

(iii) Failure of any successor of the Employer to comply with this Agreement.

In addition, as previously noted, should a "Change of Control" occur, all un-expired stock options shall vest and become immediately exercisable. In such event, the normal expiration date shall apply to such options, provided, however, that Employee shall have 90 days to exercise such options in the event of termination following an Employment Event.

For purposes hereof, "Change of Control" shall be deemed to have occurred following either of the following two events:

            (i) A change in the Board of Directors of the Company, with the result that members of the Board, as elected by the stockholders of the Company on June 10, 1998 ("Incumbent Directors"), no longer constitute a majority of such Board, provided that any person who becomes a director and whose appointment or election was supported by a majority of the Incumbent Directors shall be considered an Incumbent Director for purposes hereof; or;


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            (ii)  The occurrence of a Section 11 (a) (ii) Event, as defined in the Shareholders Rights Agreement, originally dated November 3, 1994, between Wachovia Bank of North Carolina, N.A., as Rights Agent, as amended and restated, and Employer ("Rights Agreement"), provided, however, that for those purposes the applicable percentage for a Change of Control to arise from a change in stock ownership shall be 40% and not 15% as currently provided for in the Rights Agreement.

      5. CONFIDENTIAL INFORMATION. Employee acknowledges that during his employment he will have access to confidential information belonging to the Employer. Such confidential information shall consist of all information disclosed to Employee as a result of employment by Employer not generally known in the retail business in which Employer is engaged including information concerning Employer's suppliers, including the costs, quantities and types of goods supplied, and the identity of such suppliers; information concerning the Employer's marketing and/or sales strategy or plans; real estate strategy and expansion plans; all pricing information relating to merchandise offered for sale by Employer, customers' list and all information dealing with customers' needs or preferences; all data processing information; all financial information including financial statements, financing plans and forecasts, and any and all information designated or marked as confidential. Employee will not use or disclose, or otherwise make available, such confidential information to any other person or entity without prior express written consent of Employer, either during or following the termination of Employee's employment. Upon termination of employment, Employee shall promptly return to all property then in his possession or custody belonging to Employer, including, without limitation, cell phone(s), lap-top computer, fax machine, along with all documents and shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, or other documents relating in any way to the affairs of Employer.

      6.    NON-COMPETITION.

            (a) Upon termination of Employee's employment with employer, whether voluntary or involuntary, and whether with or without cause, Employee will not, for a period of one (1) year from date of such termination, conduct or engage in, directly or indirectly, alone or jointly, with any other person or corporation, as agent, consultant, employee, manager, purchaser, proprietor, stockholder, co-partner, or otherwise, any type of "Off-price" retail apparel business whose price points and/or customer base could reasonably be considered in competition with the business of Employer, either now or at the time of such termination. Ceiling price points and single price point concepts shall be included. This restriction applies to the continental United States and Puerto Rico.

            (b) Employee agrees not to solicit, attempt to employ, employ or cause to be employed, either directly or indirectly, any other employee of Employer for a period of one (1) year after Employee's termination of employment. This restriction applies to any type of business that Employee may enter.

      7. RELEASE. In consideration for the lump sum payments referred to in Sections 4. f. and 4 g. of this Agreement, and for Employer's other agreements hereunder, Employee agrees to execute a general release and waiver of any claims against Employer, in form and substance reasonably satisfactory to Employer, prior to (or simultaneously with) receipt of any such lump sum payment.

      8. NOTICES. All notices, consents, changes of address and other communications (hereinafter referred to as "Notice(s)" required or permitted to be made under the terms of this Agreement shall be in writing and shall be (i) personally delivered by an agent of the relevant Party, or (ii) transmitted by postage prepaid, certified or registered mail:

                    To Employer:    One Price Clothing Stores, Inc.
                                    Post Office 2487
                                    Spartanburg, SC 29304-2487
                                    Attn: Office of the General Counsel


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                    To Employee:    Mr. Leonard Snyder
                                    6260 Desert Moon Loop
                                    Tucson, AZ 85750

      9. WAIVER OF BREACH. The waiver of Employer of a breach by Employee of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by Employee. No waiver shall be valid unless in writing and signed by an authorized officer of Employer.

      10. ASSIGNMENT. Employee acknowledges that the services to be rendered by Employee are unique and personal. Accordingly, Employee may not assign any Employee's rights or delegate any of Employee's duties or obligations under the Agreement. The rights and obligations of Employer under this Agreement shall inure to the benefit of an all be binding upon the Employer, and its successors and assigns.

      11. REPRESENTATIONS AND WARRANTIES. Employee represents and warrants to Employer that he is under no obligation to, or bound by any contract with, any person, corporation or other entity that would prohibit or in any way interfere with the performance of his duties and obligations to Employer under this Agreement.

      12. SEVERABILITY. If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, or the application of each provision to any other fact or circumstances.

      13. ENTIRE AGREEMENT, MODIFICATION OR AMENDMENT. This Agreement constitutes the entire Agreement of the parties with respect to its subject matter and supersedes all prior oral or written agreements. This Agreement may be modified or amended from time to time by the mutual agreement of the parties hereto. No such modification or amendment of this Agreement shall be binding upon either party unless it is in writing and executed by the party sought to be charged.

      14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

      15. CAPTIONS. The captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina, without giving effect to South Carolina's rules of conflicts of law, and regardless of the place or places of its physical execution and performance.

      17. ENFORCEMENT. This Agreement may only be enforced in a court of competent jurisdiction in Greenville, South Carolina. Employee agrees to submit to the exclusive jurisdiction of a court of competent jurisdiction in Greenville County, South Carolina, whether or not then residing in South Carolina. The prevailing party shall be entitled to recover from the other party the cost of any court action, including reasonable attorney's fees.


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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Witnesses:                                    One Price Clothing Stores, Inc.
                                                    Board of Directors


/s/ Grant H. Gibson                           By: /s/ Laurie M. Shahon
As to the Company                                 Chair - Compensation Committee


/s/ Diane G. O'Bryant                         By: /s/ Leonard M. Snyder
As to the Employee                                Leonard M. Snyder


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